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                                                                  Exhibit 10.12

               COLLEGE BROADCAST/ENTERTAINMENT BOULEVARD AGREEMENT

         This is an agreement dated as of August 4, 1999, between Entertainment Boulevard, Inc., a Nevada corporation located at 4052 Del Rey Avenue Suite 108, Marina Del Rey, CA 90292 ("EBLD"), and College Broadcast, Inc. ("CB"), a Limited Liability corporation located at 248 Westminster Ave., Venice, CA 90291. In consideration of the mutual premises and undertakings stated herein and Exhibit A attached hereto and made a part hereof, the parties hereto agree as follows (the "Agreement"):

1.       TRADEMARKS

         1.1 CB IDENTITIES ON EBLD SITE. CB hereby grants to EBLD a non-exclusive, cost-free license (without the right of sublicense) throughout the Term of this Agreement to use the CB name and logo and other proprietary identities of CB (collectively, "CB Mark(s)") in connection with the EBLD multimedia player (the "Player") which is displayed on CB (defined below), solely as stated in Exhibit A.

         1.2 EBLD IDENTITIES ON CB SITE. EBLD hereby grants a non-exclusive cost-free license (without the right of sublicense) throughout the Term of this Agreement to CB to use the EBLD name and logo and other proprietary identities of EBLD (collectively, "EBLD Mark(s)") in connection with CB's website called "CollegeBroadcast.com" ("CollegeBroadcast.com") currently located at http://collegebroadcast.com, solely as stated in Exhibit A.

2.       CONTENT

         2.1 LICENSE. EBLD hereby grants a non-exclusive cost-free license (without the right of sublicense) throughout the Term of this Agreement to CB to use the certain content owned and/or controlled by EBLD, as described on Exhibit A (collectively, "EBLD Content") in connection with CB, solely as stated on Exhibit A. CB will not (a) permit another entity, other than EBLD, to broadcast streaming content that competes with the content served on the Co-Branded Player on CollegeBroadcast.com, or (b) establish any direct hypertext links between CollegeBroadcast.com and the site of an EBLD competitor.

         2.2 CREATION OF CONTENT. Each party will be responsible for the creation, development and publication of its respective Content. The parties will consult regularly regarding creation of mutually beneficial Content. Neither party will use the Content of each other's site in any way whatsoever without the other party's prior approval.

         2.3 QUALITY CONTROL. Each party agrees to maintain the quality of the content of its site to at least the same level as has existed heretofore. If either party, in its reasonable discretion, determines that the content of the other party's site falls below this pre-existing standard of quality and does not otherwise meet the editorial standards and quality of its own site, that party will notify the other party to that effect in writing giving specific details of the failure to meet such standards and the party receiving that notice will remedy the deficiencies specified in such notice within 30 days after the date of its receipt of that notice. If, following such 30-day period, the quality of the applicable site has not sufficiently improved, the party that gave the original notice may terminate the Agreement effective immediately upon the receipt by the other party of notice of termination.

         2.4 LIMITATION OF RIGHTS. Each party's use of the other party's Marks and Content, as well as the use of the any links described on Exhibit A, is strictly limited to the uses stated in this Agreement. Neither party acquires any rights in or to the other party's Marks and/or the goodwill inherent therein by this Agreement or otherwise. All rights granted under this Agreement, including the right to use the other party's Marks or Content, or to link to the other party's Content shall revert to the granting party upon termination.

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3.       FINANCIAL

         3.1 PRODUCTION EXPENSES. Each party will be solely responsible for its own expenses incurred in undertaking its rights and responsibilities under this Agreement and otherwise in operating its website.

         3.2 ADVERTISING

                  (a) RETAINED RIGHTS. Each party will have the right to continue to transact advertising and promotional programs for its own website, to retain all advertising inventory and set all packaging and pricing for any advertising thereon and to retain all revenue it receives related thereto. No such arrangements by a party can allow for any third-party use of the other party's Marks or Content without the prior written approval of that other party. Notwithstanding the foregoing, the parties hereby acknowledge and agree that EBLD shall have the exclusive right to transact advertising and promotional programs related to, to retain all advertising inventory and set all packaging and pricing for any advertising on any co-branded pages and Players developed pursuant to this Agreement.

                  (b) PAYMENTS. EBLD shall pay to CB with respect to all advertising revenues generated a sum equal to that percent of the gross revenues actually received on behalf of the Player hereunder. For the purposes hereof, the Revenue Split will be as follows: EBLD 50%, CB 50%.

                  (c) Payment Schedule. EBLD shall pay CB its share of revenue within fifteen (15) days after EBLD receives payment from its advertising agency, approximately every thirty (30) days. Along with such payment, EBLD will include a written statement reflecting the number of visitors to the Player during the applicable pay period.

                  (d) AUDITS. CB or CB's designated representative shall have the right, at EBLD's usual place of business, during business hours and on reasonable notice to EBLD (but in no event more than once annually), to examine and copy (provided CB keeps such copies confidential and uses them solely in connection with CB's audit rights hereunder, in any proceeding hereunder, or in any necessary business disclosures to a third party subject to such third party's agreement to retain such confidentiality) EBLD's books and records to confirm the accuracy of any such statements not otherwise deemed accepted. In the event that such audit reveals a discrepancy in the amounts owed CB from what was actually paid, EBLD shall pay CB the amount of such discrepancy. If such discrepancy is in excess of five percent (5%) of the amounts actually paid to CB, EBLD shall reimburse CB for the cost of such audit.

                  (e) NO INTERSTITIALS. Neither party will transmit any so-called "interstitial advertising" to users as they link from CB to the Player or vice-versa.

                  (f) CUSTOMER DATA. CB shall own and retain all right, title and interest in all names, addresses and other identifying information of users of CB, including, without limitation, any co-branded pages developed hereunder and EBLD will have no right to use any such customer data.

         3.3 PRODUCT SALES. EBLD will offer Player users the opportunity to purchase products through EBLD's deal with CheckOut.com ("CO") as follows:

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                  (a)    LINKS. The Player will include a button to link to CO
                         in a mutually agreed upon design.

                  (b) ORDER PROCESSING. CO will process product orders placed by customers who follow these links from the Player to the CO site. CO reserve the right to reject orders that do not comply with any requirements that CO periodically may establish. CO will be responsible for all aspects of order processing and fulfillment, including without limitation: preparing order forms; processing payments, cancellations, and returns; and handling customer service. CO will track sales made to customers who purchase products using the links from the Player to the CO site and will send EBLD reports summarizing this sales activity.

                  (c) CUSTOMER DATA. CO shall own and retain all right, title and interest in all names, addresses and other identifying information of users of CheckOut.com.

                  (d) REFERRAL FEES. EBLD will pay CB referral fees on qualified product sales to third parties. For a product sale to generate a referral fee, the customer must follow a link (in a format specified by CO) from the Player to the CO site; purchase a qualified product using CO's automated ordering system; accept delivery of the product at the shipping destination; and remit full payment to CO. CO will not, however, pay referral fees on any products that are added to a customer's Shopping Cart after the customer has re-entered CO's site (other than through a link from the Player), even if the customer previously followed a link from the Player to the CO site. Products that are entitled to earn referral fees under the rules set forth above are hereinafter referred to as "Qualifying Products."

                  (e) FEE SCHEDULE. Referral fees will be earned based on the sale price of Qualifying Products (as defined above), according to the fee schedule set forth below. As used below, "sale price" means the sale price listed in CO's catalog, and excludes costs for shipping, handling, gift-wrapping, and taxes. The established base fee schedule is four percent (4%). (as per your conversation with Adam, the 4% is a percentage of CheckOut.com's sale price. of the sale price for sales of Qualifying Products. EBLD will pay referral fees on a quarterly basis. Approximately thirty (30) days following the end of each calendar quarter, EBLD will send CB a check for the referral fees earned on Qualifying Products that were shipped during that calendar quarter, less any taxes withheld. However, if the fees payable to CB for any calendar quarter are less than $100.00, those fees will be held until the total amount due is at least $100.00 or until this Agreement is terminated. If a product that generated a referral fee is returned by the customer, the corresponding fee will be deducted from the next payment. If there is no subsequent payment, a bill for the fee will be sent.

                  (f) POLICIES AND PRICING. Customers who buy products through CO will be deemed to be CO's customers. Accordingly, all CO rules, policies, and operating procedures concerning customer orders, customer service, and product sales will apply to those customers. CO will determine the prices to be charged for products sold under this Program in accordance with CO's pricing policies. Product prices and availability may vary from time to time.

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                  (g)    PROMOTIONS AND INCENTIVES. During the Term of the
                         Agreement, CO will provide special promotions to EBLD users at least six (6) times per year. These promotions will be mutually agreed upon by EBLD and CO and will be provided to CB users as well.

4.       APPROVALS

         4.1 PRIOR APPROVAL REQUIRED. All uses by either party of the other party's Marks and Content and links to each other's Content must be submitted to and approved by the other party prior to their use, with such approval not to be unreasonably withheld. Failure to so seek and receive prior approval will be grounds for immediate termination of this Agreement, and such termination right will not constitute a waiver of any other rights available to a party as a result thereof.

         4.2 NO PUBLICITY WITHOUT CONSENT. Neither party will issue or permit issuance of any press release regarding the other party or this Agreement without prior coordination with and approval by the other party.

5.       TERM

         5.1 TERM. This Agreement shall be effective as of the date of the launch of the College Broadcast launch, tentatively scheduled for on or before September 15, 1999, and will continue for one (1) year (the "Term"). The Term shall be automatically renewed for additional one (1) year increments unless either party notifies the other at least thirty (30) days prior to the expiration of the then-current Term that it does not wish to renew the Term of the Agreement. Both parties shall have the right to terminate this Agreement upon thirty (30) days written notice during the first three months of the Term.

         5.2 EARLY TERMINATION. Each party shall have the right to terminate this Agreement immediately on notice: (a) upon a breach of any material obligation hereunder by the other party other than those specified in section 4.1, if such breach is not cured within 30 days following the date the breaching party receives notice from the non-breaching party describing in reasonable detail the elements of such breach; (b) in the event the other party becomes insolvent (I.E., unable to pay its debts in the ordinary course as they come due); or (c) pursuant to sections 4.1 or 5.1 above.

         5.3 EVENTS UPON TERMINATION. Upon the expiration or termination of this Agreement for any reason, both parties shall immediately remove all links to the other party's Content and website(s) and cease all use of the other party's Marks and any and all use of any kind whatsoever of the other party's Content.

         5.4 SURVIVAL. Sections 2.4, 4.2, 7 and 8 will survive the termination or expiration of this Agreement.

6.       REPRESENTATIONS AND WARRANTIES

         Each party to this Agreement represents and warrants to the other that:
         (a) such party has all necessary right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;
         (b) the execution of this Agreement by such party and its performance of its obligations hereunder do not and will not violate any agreement by which such party is bound; (c) such party has (and will have throughout the Term) all necessary rights in and to its Marks, content links and Content described in this Agreement to allow it to make those indicia and materials available to the other party and users of that party's website (including, without limitation, the Player) as contemplated by this Agreement without violating the rights of any third party; and (d) it has (and will have

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         throughout the Term) all necessary rights in and to all underlying technology (including both hardware and software) utilized in connection with its website (including, without limitation, the Player) and all such underlying technology does not infringe on any patent, copyright, trademark, trade secret or other intellectual property or proprietary right of any third party.

7.       INDEMNIFICATION

         7.1 MUTUAL INDEMNIFICATION. Each party hereby agrees to indemnify and hold harmless the other party, its parent and subsidiary companies and their respective officers, agents, directors, employees and authorized representatives from and against any costs, losses, liabilities and expenses, including court costs, reasonable expenses and reasonable attorney's fees that any of them may suffer, incur or be subjected to by reason of any legal action, arbitration or other claim by a third party arising out of or as a result of a breach of the indemnifying party's representations and warranties made hereunder, the operations of the indemnifying party's website (including, without limitation the Player) as authorized by this Agreement or otherwise, any allegations that the use of the indemnifying party's Marks, Content, links and/or content on its website (including, without limitation, the Player) violates any intellectual property rights of any third party, any allegation that any content on its website (including, without limitation, the Player) is defamatory or violates any privacy or publicity rights of any third party, and/or any of its other obligations under this Agreement.

         7.2 INDEMNIFICATION PROCEDURES. If either party entitled to indemnification hereunder (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

8. CONFIDENTIALITY. The terms and conditions of this Agreement shall be strictly confidential. All information about the development of the EBLD Site and the development and launch of the Co-Branded Page disclosed to Licensee, its officers, directors, employees and/or agents shall be treated as confidential. All information about the development of the Licensee Site and the development and launch of the Co-Branded Page disclosed to EBLD, its officers, directors, employees and/or agents shall be treated as confidential. Such confidentiality is of the essence to this Agreement.

9.       GENERAL

         9.1 COSTS. Each party shall be responsible for all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement.

         9.2 ASSIGNMENT. None of the rights and obligations of the parties to this Agreement may be assigned by either party, except (a) to the transferee of substantially all of the

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         business operations of such party (whether by asset sale, stock sale, merger or otherwise) or (b) to any entity that is controlled by, or is under common control with, such party.

         9.3 RELATIONSHIP OF PARTIES. This Agreement does not create a joint venture, partnership or principal/agent relationship between the parties hereto, nor imposes upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

         9.4 ENTIRE AGREEMENT. This Agreement states the entire agreement between the parties with respect to its subject matter and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties.

         9.5 APPLICABLE LAW. This Agreement will be construed according to the laws of the State of California, without regard to principles of conflicts of law.

         9.6 INVALIDITY OF PROVISIONS. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

         9.7 NOTICE. Any notice due by one party to the other will be given to the address listed above and marked to the attention of the signatory specified below, unless a party hereafter designates a successor address or contact person. All notices will be transmitted by private courier or facsimile transmission, and will be deemed given as of the date of a written courier's receipt or electronic facsimile confirmation report.

ACKNOWLEDGED AND AGREED                     ACKNOWLEDGED AND AGREED

ENTERTAINMENT BOULEVARD, INC.               COLLEGE BROADCAST, INC.

By: /s/ Stephen Brown                       By: /s/ Chris Rovtar
   --------------------------------            --------------------------------
Name:   Stephen Brown                       Name:   Chris Rovtar
     ------------------------------              ------------------------------
Title:        CEO                           Title:  Executive Vice President
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                   EXHIBIT A - DESCRIPTION OF LICENSED CONTENT

     CO-BRANDED ENTERTAINMENT BOULEVARD/COLLEGE BROADCAST MUSIC VIDEO PLAYER

This framed music video player will be promoted from the CB homepage. EBLD will serve a co-branded framed music video player as follows:

     a) Branded as "College Broadcast Top Ten Videos, presented by Vidnet," or such wording as is mutually agreed upon.

     b) The Player will feature a to be determined number of videos and will be updated regularly by EBLD. The videos will be available in 28k, 56k, 80k, and 300k transfer rates, or through any mutually agreed upon technology that becomes available during the Term.

     c) Links from CB open co-branded Vidnet/College Broadcast framed music video Player, with streaming content and Player pages served by EBLD.


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                           ADDENDUM TO EXHIBIT A OF
             COLLEGE BROADCAST/ENTERTAINMENT BOULEVARD AGREEMENT

Entertainment Boulevard, Inc. ("EBLD") hereby grants College Broadcast ("CB") the right to use the Entertainment Boulevard Movie Trailer Player (defined below) on College Broadcast (www.collegebroadcast.com) under the terms and conditions of the agreement between Entertainment Boulevard, Inc. and College Broadcast dated as of July __, 1999.

                        DESCRIPTION OF LICENSED CONTENT

   CO-BRANDED ENTERTAINMENT BOULEVARD/COLLEGE BROADCAST MOVIE TRAILER PLAYER

This framed movie trailer player will be promoted from the CB homepage. EBLD will serve a co-branded framed movie trailer player as follow:

     a) Branded as "College Broadcast Movie Trailers, presented by Entertainment Boulevard," or such wording as is mutually agreed upon.

     b) The Player will feature a to be determined number of movie trailers and will be updated regularly by EBLD. The trailers will be available in 28k, 56k, 80k, and 300k transfer rates, or through any mutually agreed upon technology that becomes available during the Term.

     c) Links from CB open the co-branded Entertainment Boulevard/College Broadcast framed movie trailer Player, with streaming content and Player pages served by EBLD.

ACKNOWLEDGED AND AGREED                 ACKNOWLEDGED AND AGREED

ENTERTAINMENT BOULEVARD, INC.           COLLEGE BROADCAST, INC.


By: /s/ Stephen Brown                   By: /s/ Chris Rovtar
   -------------------------------         -------------------------------

Name:   Stephen Brown                   Name:   Chris Rovtar
     -----------------------------           -----------------------------

Title:    CEO                           Title:  Executive Vice President
      ----------------------------            ----------------------------